                                                                    EXHIBIT 10.9



                                PROMISSORY NOTE


$235,125.00                                                        July 1, 1996
                                                         Chester, West Virginia

         Winners Entertainment, Inc. ("Winners" or "Maker") makes this Promissory Note (the "Note") in accordance with the provisions of a Settlement Agreement between Maker and Glenn Hall entered as of June 30, 1995 (the "Settlement Agreement"). This Note is made expressly subject to the relevant provisions of the Settlement Agreement, including Sections 6 (Execution of Promissory Note) and 10 (Right of Repurchase).

         1. Promise to Pay. Makes promises to pay Glenn Hall the principal sum of $235,125.00 plus simple interest on the outstanding balance from July 1, 1995 until paid in full at the rate of 12% per annum. Payment may be made in twenty-four (24) equal monthly installments, on the first day of each month, commencing thirty (30) days after execution of this Note, or August 1, 1996, whichever is first and so long as any event of default has not occurred and gone uncured. All payments of principal and interest shall be made at Route 8, P.O. Box 8468, Hayward, Wisconsin 54843. Maker may prepay, in cash or in kind in accordance with the terms hereof, all or any part of the amount due hereon at any time, without penalty.

         2. Event of Default; Notice and Cure. In the event Maker fails, for any reason, to make a payment when due, such non-payment shall constitute an Event of Default. If an Event of Default occurs, Maker shall have five business days from the date of notice of such Event of Default to cure by making full payment of the amount in default. Such payment shall constitute a complete cure, as if the Event of Default never occurred. In the event Maker fails to cure an Event of Default within the time set forth above, the entire principal and any interest then accrued shall become immediately due and payable.

         3. Form of Payment; Payment in Kind. Hall agrees to accept Maker's corporate checks as good payment, subject to collection of good funds in due course upon negotiating such checks.

         So long as Maker is not in default with respect to its repayment obligations under the Note, and there is no Event of Default that has gone uncured, then upon either (i) registration of the Make-Up Shares and the removal of all restrictive legends from the certificate(s) representing such shares, or (ii) the Make-Up Shares are in fact eligible for public sale under Rule 144 promulgated under the Act (scheduled for June 30, 1997), then Maker shall receive as a credit against any amounts then due under the Note, whether principal or interest, an amount equal to the average closing market price of Maker's common stock for the ninety (90) trading days commencing on the effective date of the registration statement, or commencing June 30, 1997, as the case may be, multiplied by 156,750. During such ninety (90) day period, no payments of principal or interest shall become due.

         Other events, which are set forth in Section 10 of the Settlement Agreement (Right of Repurchase), may reduce the amount due under this Note or serve to cancel this Note in its entirety.

         4. Fees and Costs. Maker agrees to pay all expenses, costs and fees, including reasonable attorneys' fees, incurred by Hall in endeavoring to collect any amounts payable hereunder.

         5. Transfer. Any attempt to sell, transfer, assign, or hypothecate this Note, whether by Hall or any subsequent holder of this Note, shall be invalid and ineffective unless such subsequent holder shall have provided written acknowledgment in form and substance reasonably acceptable to Maker's counsel that this Note is made in accordance with the provisions of a Settlement Agreement between Maker and Glenn Hall entered as of June 30, 1995 (the "Settlement Agreement") and further that this
Note is made expressly subject to certain provisions of the Settlement Agreement, including Sections 6 (Execution of Promissory Note) and 10 (Right of Repurchase).

         6. Governing Law. This Note is made under and governed by the laws of the State of Minnesota.




                                       WINNERS ENTERTAINMENT, INC.



                                       By: /s/  Edson R. Arneault
                                          --------------------------------
                                          Edson R. Arneault, President